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                                                               Exhibit (a)(1)(f)

                          FORMS OF CONFIRMATION E-MAIL

     CONFIRMATION E-MAIL TO EMPLOYEES WHO ELECT TO PARTICIPATE IN THE OFFER
                            TO AMEND CERTAIN OPTIONS

      Tenneco Inc. ("Tenneco") has received your election form dated [______], 2007, by which you elected to have certain outstanding options amended in exchange for cash payments, subject to the terms and conditions of the offer.

      If you change your mind, you may withdraw your election as to all of your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to Rex Abercrombie, at fax number
(847)482-5259 or via e-mail to RAbercrombie@Tenneco.com, or hand deliver it to Rex Abercrombie at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045 before 11:59 p.m., Eastern Time, on October 22, 2007. Only withdrawal forms that are complete, signed and actually received by Rex Abercrombie by the deadline will be accepted. Withdrawal forms submitted by United States mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted. If you have questions concerning the submission of your form, please direct them to Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847)482-5000

      Please note that our receipt of your election form is not by itself an acceptance of the options. For purposes of the offer, Tenneco will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when Tenneco gives written or electronic notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. Tenneco is expected to give notice of its acceptance shortly after the expiration of the offer period.

CONFIRMATION E-MAIL TO EMPLOYEES WHO WITHDRAW THEIR STOCK OPTIONS FROM THE OFFER TO AMEND CERTAIN OPTIONS

      Tenneco Inc. ("Tenneco") has received your withdrawal form dated [______], 2007, by which you rejected Tenneco's offer to amend all of your eligible outstanding options.

      If you change your mind, you may once again elect to accept the offer with respect to all of your eligible options by completing and submitting a new election form by faxing it to Rex Abercrombie, at fax number (847)482-5259, or via e-mail to RAbercrombie@Tenneco.com, or by hand delivery to Rex Abercrombie at Tenneco Inc., 500 North Field Drive, Lake Forest, IL 60045 before 11:59 p.m., Eastern Time, on October 22, 2007. If you have questions concerning the submission of your form, please direct them to Rex Abercrombie at:

                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847)482-5000